Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE

REFUTES ALLEGATIONS

FORT LAUDERDALE, FL, October 1, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) categorically denies all allegations in a lawsuit filed today without basis in fact or law regarding the natural composition of its LaCroix sparkling waters. Natural flavors in LaCroix are derived from the natural essence oils from the named fruit used in each of the flavors. There are no sugars or artificial ingredients contained in, nor added to, those extracted flavors.

All essences contained in LaCroix are certified by our suppliers to be 100% natural.

The lawsuit provides no support for its false statements about LaCroix’s ingredients. The United States Food and Drug Administration (FDA) considers “natural” on a food label to be truthful and non-misleading when “nothing artificial or synthetic (including all color additives regardless of source) has been included in, or has been added.” All LaCroix product labels include an ingredient statement indicating each product contains carbonated water and natural flavors. National Beverage stands by that ingredient statement and the fact that all the flavor essences in LaCroix are natural.

The lawsuit and the companion release that was published this afternoon were false, defamatory and intended to intentionally damage National Beverage and its shareholders. National Beverage will vigorously seek actual and punitive damages among other remedies from everyone involved in the publication of these defamatory falsehoods.